As filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1702594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

762 W. Lancaster Avenue Bryn Mawr, PA	19010-3489
(Address of Principal Executive Offices)	(Zip Code)

Aqua America, Inc.

2012 Employee Stock Purchase Plan

(Full title of the plan)

David P. Smeltzer

Aqua America, Inc.

Executive Vice President and Chief Financial Officer

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010-3489

(Name and address of agent for service)

(610) 527-8000

(Telephone number, including area code, of agent for service)

With a copy to:

Justin W. Chairman

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.50 per share	1,000,000 shares	$22.84	$22,840,000	$2,617.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.
(2)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $22.84, the average of the high and low prices for a share of common stock of the registrant on May 11, 2012, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Aqua America, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 27, 2012;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 7, 2012;

(3)	The Registrant’s Current Reports on Form 8-K filed on March 1, 2012 and May 11, 2012 (including two Current Reports under Item 5.02 and one Current Report under Items 5.03 and 9.01); and

(4)	The description of the Registrant’s shares of common stock, par value $0.50 per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-06659) filed with the Commission on March 17, 1998 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts. The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K of Aqua America, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Pennsylvania corporation. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section 4.01 of the Registrant’s bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the PBCL.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant’s bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the PBCL and pursuant to the authority of Section 1746 of the PBCL.

Article VII of the Registrant’s bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.

Unlike the provisions of PBCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the PBCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.

Section 7.04 of the Registrant’s bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time. Section 1747 of the PBCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the PBCL. The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bryn Mawr, Commonwealth of Pennsylvania, on this 10th day of May, 2012.

AQUA AMERICA, INC.

By:	/s/ Nicholas DeBenedictis
Nicholas DeBenedictis
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

That the undersigned officers and directors of Aqua America, Inc., a Pennsylvania corporation, do hereby constitute and appoint David P. Smeltzer, Executive Vice President and Chief Financial Officer, and Robert A. Rubin, Senior Vice President, Controller and Chief Accounting Officer, or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nicholas DeBenedictis	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 10, 2012
Nicholas DeBenedictis

/s/ David P. Smeltzer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2012
David P. Smeltzer

/s/ Robert A. Rubin	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 10, 2012
Robert A. Rubin

/s/ Mary C. Carroll	Director	May 10, 2012
Mary C. Carroll

/s/ Richard H. Glanton	Director	May 10, 2012
Richard H. Glanton

/s/ Lon R. Greenberg	Director	May 10, 2012
Lon R. Greenberg

/s/ William P. Hankowsky	Director	May 10, 2012
William P. Hankowsky

/s/ Wendell F. Holland	Director	May 10, 2012
Wendell F. Holland

/s/ Mario Mele	Director	May 10, 2012
Mario Mele

/s/ Ellen T. Ruff	Director	May 10, 2012
Ellen T. Ruff

/s/ Richard L. Smoot	Director	May 10, 2012
Richard L. Smoot

/s/ Andrew J. Sordoni, III	Director	May 10, 2012
Andrew J. Sordoni, III

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K on May 11, 2012, and incorporated by reference herein).

4.2	Amended and Restated Bylaws of Registrant, as amended (filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K on May 11, 2012, and incorporated by reference herein).

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature pages hereto).

99.1	Aqua America, Inc. 2012 Employee Stock Purchase Plan (filed as Appendix C to Registrant’s Proxy Statement on Schedule 14A on March 30, 2012, and incorporated by reference herein).